EXHIBIT 99.1

New Wholesale Mortgage Division At Carolina Bank

GREENSBORO, N.C., Aug. 31, 2007 (PRIME NEWSWIRE) -- Carolina Bank, a wholly owned subsidiary of Carolina Bank Holdings, Inc. (Nasdaq:CLBH), announced the creation of a new division of the bank called Carolina Bank Wholesale Mortgage (CBWM). Specializing in products sold in the secondary market, CBWM will offer Fannie Mae/Freddie Mac, FHA/VA, Jumbo and other prime loan types to select customers (brokers, community banks and credit unions) located primarily in NC, SC, VA and other southeastern states. These customers will receive CBWM's daily rate sheet whereby the borrower's loan is locked with CBWM. These customers will process and submit these loans to CBWM for the underwriting decision, closing and funding of the loan.

This new effort will be led by Phillip B. Carmac, Division President. Phil has 32 years of mortgage lending experience. He has recruited Heather Loftis, Marie Strickland, and Heather Muscatello, all of whom have long-term relationships with Phil to initiate this program. Robert Braswell, President and CEO of Carolina Bank says, "We have known and dealt with Phil for over ten years. His professionalism and customer service experience fits perfectly within our culture. With the disarray occurring in the Mortgage Market at this time, Phil and his staff offer a welcoming and inviting opportunity to work with experienced and professional staff, making the mortgage lending experience simple for their clients."

Headquartered in Greensboro, NC, Carolina Bank/CBWM anticipates the creation of approximately 10-15 new jobs over the next six months for such positions as underwriters, closers, shippers, secondary marketing and account executives.

Carolina Bank has offices in Greensboro, Asheboro, Burlington, and High Point. Carolina Bank specializes in simplifying your life with same-day deposit credit, free checking, free internet banking, more than 135,000 free ATM's worldwide, and the newly introduced Smart Capture for business. Visit www.CarolinaBank.com for more details about available services.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Carolina Bank Holdings, Inc.
          Robert T. Braswell, President and CEO
          336-286-8761
          b.braswell@carolinabank.com